Exhibit 99.p5

APPENDIX H

CODE OF ETHICS

Adopted August 19, 2016

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser, must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. The Compliance Officer is responsible for the overall administration of the Code except with respect to the Compliance Officer’s personal trading activity, which will be administered by the Chief Investment Officer. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer.

II.	DEFINITIONS

1.	Access Person means any Supervised Person (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

The Adviser has made the determination that all of its employees are Access Persons. Notwithstanding the presumption in Rule 204A-1(e)(1)(ii) that directors of the Adviser are Access Persons, the Adviser has determined that its independent directors and partners (the “Independent Directors”) are not Access Persons by virtue of the fact that the Independent Directors (i) are not employees or officers of the Adviser, (ii) are not engaged in and do not have confidential information regarding the day to day activities or management of the Adviser, (iii) do not have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund and (iv) are not involved in making securities recommendations to clients and do not have access to such recommendations that are nonpublic.

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Personal Account means any account in which a Reportable Security can be held:

(i)        in which an Access Person has any beneficial ownership or which is controlled by the Access Person; or

(ii)       that is maintained by or for:

•	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person for which the Access Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;

•	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Access Person’s household;

•	Any person (i) who is financially dependent on the Access Person, including those persons residing with the Access Person and those not residing with the Access Person, such as financially dependent children away at college, or (ii) for whom the Access Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

5.	Reportable Security means a security as defined in Section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18))[1] and includes any derivative, commodities, options or forward contracts relating thereto, and shares issued exchange-traded funds and other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”), except that Reportable Security does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds and exchange traded funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

6.	Restricted Security means any security that is on the Adviser’s restricted list (“Restricted List”).

[1]	This definition is broad and covers instruments such as securities-based swaps and interests in limited partnerships and other private funds.

III.	APPLICABILITY OF CODE OF ETHICS

This Code applies to all Personal Accounts. The Compliance Officer will maintain a list of all Access Persons and Personal Accounts.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A request for preclearance must be submitted by email to the Compliance Officer in advance of the contemplated transaction. Generally, any security of (i) issues appearing on the Restricted List or (ii) issuers that are under consideration for clients within the next 5 trading days or owned by clients and traded for clients within the last 5 trading days will not be approved for personal trading. The Chief Investment Officer will immediately notify the Compliance Officer of the commencement of any research or consideration of a security for trading.

Any approval given under this paragraph will remain in effect only for the trading date requested. If any details of the desired trade change prior to execution a new pre trade approval request must be submitted to the Compliance Officer prior to execution of the revised trade.

3.	Prohibitions on Trading in Securities on the Restricted List. An Access Person may not execute any personal securities transaction of any kind in any securities on the Restricted List. The Compliance Officer will administer the Restricted List. The Restricted List will consist of (i) issuers with respect to which the Adviser or Supervised Persons has or may have obtained or been given access to material nonpublic information and (ii) any other issuers as determined by the Compliance Officer.

4.	Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

5.	Private Placements and Investment Opportunities of Limited Availability. An Access Person may not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

6.	Management of Non-Adviser Accounts. Access Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Access Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

This section sets forth limited exceptions to the preclearance requirements. The following transactions are excepted from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan; and

3.	Subject to compliance with Section VI.4 below, transactions effected in any account over which the Access Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

Notwithstanding the above exceptions to the preclearance requirements, unless otherwise noted herein, the restrictions and reporting obligations of the Code continue to apply to any transaction excepted from preclearance pursuant to this Section.

VI.	REPORTING AND OTHER MATTERS

1.	New Accounts. An Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

2.	Initial and Annual Holdings Reports. An Access Person must submit initial and periodic (at least quarterly) holdings reports to the Compliance Officer as follows:

•	Contents of Holdings Reports. Initial and periodic holdings reports must contain, at a minimum:

a.	the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any beneficial ownership;

b.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s benefit; and

c.	the date that the Access Person submits the report.

•	Timing of Holdings Reports.

a.	Initial. An Access Person must submit to the Compliance Officer an initial holdings report within 10 days of the Access Person’s employment commencement date, or with respect to any employees who become Access Persons after their employment commencement date, the date of becoming an Access Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such applicable date.

b.	Periodic. An Access Person must authorize the Compliance Officer to receive periodic holdings reports for each Personal Account directly from the broker the account is established with at least once each quarterly period. The information contained in the annual holdings report must remain current. In any instance where the Access Person’s broker fails to provide a periodic report, the Compliance Officer reserves the right to demand a copy of the report be provided by the Access Person.

3.	Trade Confirmations. An Access Person must authorize the Compliance Officer to receive directly from the broker the account is established trade confirmations at the time each transaction is executed

Content of Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any beneficial ownership:

a.	the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

b.	the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

c.	the price of the security at which the transaction was effected;

d.	the name of the broker, dealer or bank with or through which the transaction was effected; and

e.	the date the Access Person submits the report.

•	Transaction and Account Statements from Broker-Dealers and Banks. The Access Person is required to execute a written quarterly certification affirming that all transactions in Reportable Securities in which the Access Person had any beneficial ownership during the period are reflected by such trade confirmations and account statements.

4.	Exceptions to Reporting Requirements for Non-Control Accounts and traditional 401K accounts. An Access Person need not obtain the preclearance required in Section IV.2 above with respect to transactions executed in accounts over which the Access Person has no direct or indirect influence or control (each, a “Non-Control Account”). Additionally, no preclearance is required for transactions in traditional 401K accounts which are limited to trading mutual funds, or those effected pursuant to an automatic investment plan. Prior to relying on the reporting exception for these types of accounts, the Access Person must obtain the written approval of the Compliance Officer that the account qualifies. To qualify for this exemption for a Non-Control Account the Compliance Officer must be provided a copy of the managed account agreement, or similarly binding certification, showing that the Access Person has no direct or indirect influence or control over the account. Should the status of the Access Person’s control over any account change at any time, the Access Person is responsible for notifying the Compliance Officer of the change. Failure to do so promptly is a violation of this Code. The Compliance Officer reserves the right to impose additional requirements not detailed in this Code, as well as decline exemption to any account.

5.	Violations of the Code. Access Persons must report immediately any suspected or actual violations of the Code of Ethics to the Compliance Officer.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code, all trade confirmations, account statements, periodic statements and reports of Access Persons, copies of all preclearance forms, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

The Compliance Officer will maintain a list of all Access Persons of the Adviser currently and for the last five (5) years.

All trade confirmations, account statements and/or periodic statements of Access Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will maintain a current copy of the Code in a shared location accessible to all Access Persons. The Compliance Officer will also distribute promptly all amendments to the Code. All Access Persons are required at least annually to sign and acknowledge their receipt of, and agreement to comply with, this Code.

2.	Review of Transactions. The Compliance Officer will review each Access Person’s Reportable Securities transactions in Personal Accounts (i) against preclearance records to ensure that all trades have been precleared as required by the Code and (ii) compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transactions that are believed to be a material violation of this Code will be reported promptly to the senior management of the Adviser.

3.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against any interests of a client. For the sake of clarity, the Compliance Officer may not grant any exemptions in contravention of Rule 204A-1 or other applicable law. The Compliance Officer will document any exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code in Item 11 of Part 2A and (2) offers to provide a copy of the Code to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

APPENDIX H1

GIFTS AND BUSINESS ENTERTAINMENT POLICY AND PROCEDURES

Adopted August 19, 2016

I.	Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when an Employee accepts or gives a gift or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment. The CCO may grant exceptions to this policy to the extent the CCO has determined that a gift or entertainment does not create a conflict of interest and is consistent with the Adviser’s fiduciary duties to its clients.

Gifts

De minimis value for the purpose of this Policy is $100. All gifts must be run through compliance department

•	General –

Gift Giving: No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

Receiving of Gifts: No Employee may accept any gift, service, or other item of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. In the case a gift is received by mail, it must be promptly reported to the Compliance Officer who shall in her discretion decide how it shall be handled.

•	Solicited Gifts - No Employee may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Adviser does business.

•	Cash Gifts - No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Adviser.

Business Entertainment

•	General – Employees may accept a business entertainment event, such as dinner, of reasonable value, if the person or entity providing the entertainment is present. Any business entertainment event which an employee intends to provide must be pre cleared by the Compliance Officer.

•	Extravagant Entertainment - No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does business with or on behalf of the Adviser.

Reporting/Recordkeeping

•	Gifts - Each Employee must promptly report any gifts in excess of de minimis value received in connection with the Employee’s employment, to the Compliance Officer. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Employee.

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•	Business Entertainment – Each Employee must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer in advance.

•	Each Employee must certify they have reported all gifts and business entertainment, provided or received, on the Quarterly Compliance Certification.

III.	Recordkeeping. The Compliance Officer will maintain records of any reported gifts and/or business entertainment events.

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APPENDIX H2

POLICY AND PROCEDURES RELATING TO POLITICAL CONTRIBUTIONS

AND PAYMENTS TO THIRD PARTY SOLICITORS

Adopted August 19, 2016

I.	Statement of Policy

To the extent the Adviser provides or seeks to provide investment advisory services to a government entity,1 the Adviser will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by the Adviser. All italicized terms used in these procedures are defined in Section III, “Definitions”.

In this regard, the Adviser has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).2 The Rule, with certain exceptions, prohibits the Adviser from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after the Adviser or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which the Adviser is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where the Adviser is providing or seeking to provide advisory services to a government entity; and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of the Adviser unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as the Adviser.

The Rule applies only to the extent that the Adviser provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

[1]	The Adviser will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by the Adviser.

[2]	The Adviser may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

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II.	Procedures

These procedures seek to ensure that neither the Adviser nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that the Adviser has adopted herein on or after March 14, 2011. In addition, these procedures prohibit the Adviser from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.3

A.	Political Contributions

(i)	(a) Preclearance of Political Contributions: The Adviser and each employee must obtain the prior written approval of the Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”). In seeking preclearance under this paragraph (i) and under paragraphs (ii) and (iii) of this Section II(A), the Adviser and each employee should submit a Political Contribution Preclearance Form or such other form as may be approved by the Compliance Officer.

(b)     Certain De Minimis Contributions: As a matter of policy, the Compliance Officer expects to approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by the Adviser. Notwithstanding the foregoing, the Compliance Officer will not approve any contribution that would result in serious adverse consequences to the Adviser under the Rule.

(ii)	Preclearance of Coordination and Solicitation of Contributions and Payments: The Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to coordinating or soliciting any person or political action committee to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, the Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

[3]	Although the third-party solicitation ban compliance date was July 31, 2015, the staff of the SEC Division of Investment Management has indicated that it will not recommend enforcement action against an investment adviser or its covered associates under Rule 206(4)-5(a)(2)(i) for the payment to any person who is not a regulated person to solicit a government entity for investment advisory services until the later of (i) the effective date of a FINRA pay to play rule or (ii) the effective date of an MSRB pay to play rule. See U.S. Securities and Exchange Commission, Staff Responses to Questions About the Pay to Play Rule, Question I.4. (June 25, 2015), available at https://www.sec.gov/divisions/investment/pay-to-play-faq.htm. See also infra Section II(B).

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(iii)	Preclearance of Contributions to Political Action Committees and State and Local Political Parties: The Adviser and each covered associate must obtain the prior written approval of the Compliance Officer prior to making any contribution to a political action committee or a state or local political party. The Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity. In the event the Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Compliance Officer will make a determination as to whether to permit the Adviser or the covered associate to make a contribution to such political action committee or political party. As a matter of policy, the Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is not more than $350 or $150, as applicable.

(iv)	Special Disclosure Prior to Hire, Promotion or Transfer: Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of the Adviser, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for the Adviser) or six months (if the person will not solicit clients for the Adviser). To the extent the Adviser is aware that the person has made a contribution or payment in violation of these procedures, the Adviser will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

(v)	Exception for Certain Returned Contributions:[4] The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after the Adviser or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. The Adviser’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.

(vi)	Indirect Violations: Neither the Adviser nor any of its covered associates are restricted from making indirect contributions as those will also qualify as a violation of these procedures.

[4]	In addition to the limited exceptions for certain returned contributions provided for in Rule 206(4)-5(a)(3), the SEC has the authority to grant and in very limited circumstances has granted exemptions from the prohibitions set forth in Rule 206(4)-5(a)(1). See In the Matter of Davidson Kempner Capital Mgmt. LLC, Release No. IA-3715/603-00215 (Nov. 13, 2013); see also In the Matter of T. Rowe Price Assoc., Inc. and T. Rowe Price Intl. Ltd., Release No. IA-4058/803-00224 (Apr. 8, 2015); In the Matter of Crestview Advisors, L.L.C., Release No. IA-3997 (Jan. 14, 2015); In the Matter of Ares Real Estate Mgmt. Holdings, LLC, Release No. IA-3969/803-00221 (Nov. 18, 2014).

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(vii)	Reporting of Political Contributions and Payments: In the event that the Adviser or a covered associate makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof, the Compliance Officer (on behalf of the Adviser) or such covered associate, as applicable, must submit a written report to the Compliance Officer and Chie Investment Officer no later than 30 days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient. The Adviser or covered associate should submit such written report using the Political Contribution Report attached as Attachment B or such other form as may be approved by the Compliance Officer.

(viii)	Recordkeeping: The Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of the Adviser, (b) all government entities to which the Adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Adviser provides or has provided investment advisory services, as applicable, in the past five years (but not prior to March 14, 2011)[5], and (c) all direct or indirect contributions made by the Adviser or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements: The Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to the Adviser entering into such agreement or arrangement.

(ii)	Required Disclosure by Regulated Persons: Prior to the Adviser providing or agreeing to provide payment to a third party to solicit advisory business from a government entity on its behalf, the Compliance Officer will require the third party to provide, as a condition to the Adviser engaging such third party, a written representation regarding its status as a regulated person.

(iii)	Ongoing Review of Regulated Person Status: In the event the Adviser provides or agrees to provide payment to a third party to solicit advisory business from a government entity, the Adviser will require such third party to provide the Adviser with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as the Adviser deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)	Recordkeeping: The Adviser will keep a list of the name and business address of each regulated person to whom the Adviser provides or agrees to provide, on or after a date to be specified by the SEC, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

[5]	Note that if the Adviser provides advice to a registered investment company that is a covered investment pool, then the Adviser must comply with the recordkeeping requirements with respect to such registered investment company beginning on September 13, 2011.

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C.	Sub-Advisory Arrangements

(i)	Serving as Subadviser: In the event the Adviser enters into an agreement or other arrangement with a third party whereby the Adviser will serve as a subadviser to an account or a covered investment pool managed by such third party, the Compliance Officerwill obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of the Adviser prior to admitting a government entity as an investor in a covered investment pool to which the Adviser is providing subadvisory services.

(ii)	Hiring of Subadviser: The Adviser has no intention to enter into agreements to hire any third party to serve as a subadviser to an account or a covered investment pool. In the event this changes the Adviser will at that time adopt procedures to ensure that if a government entity invests, the Compliance Officer will receive the appropriate ongoing disclosures from the third party relating to the contributions of its covered associates that would result in a serious adverse consequence to such third party under the Rule.

III.	Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Adviser’s Supervised Persons; and (ii) any political action committee controlled by the Adviser or by any person described in (i) above.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under Section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

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“Regulated person” means

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services;

(ii) a “broker”,6 as defined in Section 3(a)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”), or a “dealer”, as defined in Section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule; or

(iii) a “municipal advisor”7 registered with the SEC under Section 15B of the Exchange Act and subject to the rules of the Municipal Securities Rulemaking Board, provided that (A) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such rules are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

[6]	FINRA has not adopted pay to play rules applicable to brokers; thus, until the later of (i) the effective date of such FINRA pay to play rule or (ii) the effective date of an MSRB pay to play rule, the SEC will not recommend enforcement action against an investment adviser or its covered associates under such rule. See supra Section II(B).

[7]	The MSRB has not adopted pay to play rules applicable to municipal advisors; thus, until the later of (i) the effective date of a FINRA pay to play rule or (ii) the effective date of such MSRB pay to play rule, the SEC will not recommend enforcement action against an investment adviser or its covered associates under such rule. See supra Section II(B).

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APPENDIX H3

POLICY AND PROCEDURES FOR REPORTING OF POSSIBLE MISCONDUCT

Adopted August 19, 2016

Statement of Policy

The Adviser strives to maintain an environment that encourages compliance with securities laws and internal reporting of any possible violation thereof. Each employee is encouraged to immediately report any possible Misconduct that the employee believes has occurred, is ongoing or is about to occur in accordance with these procedures. The Adviser has established the following procedures (commonly referred to as “whistleblower procedures”) for the receipt of, and response to, such reports. In addition, an employee may at any time report any Misconduct to the SEC or any other applicable governmental agency.

Procedures

Making a Report

Any employee who believes that possible Misconduct by one or more employees or other representatives of the Adviser has occurred, is ongoing or is about to occur, is encouraged to bring the concern to the attention of the Compliance Officer or the Chief Investment Officer (the “Contact Person”). A report of possible Misconduct (each, a “Report”) may be made orally or in writing. If a report involves a Contact Person, it should be given to other Contact Person.

Addressing a Report

Upon receiving a Report, the Contact Person will review the information and consider all appropriate actions to address the Report, which may include involving the Compliance Officer, internal or outside counsel, accounting firms or other personnel or third parties. The Contact Person may determine, in his or her discretion, whether or not it is appropriate to investigate the issues raised in the Report and, if so, the course of any investigation.

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APPENDIX H4

FOREIGN CORRUPT PRACTICES ACT POLICY AND PROCEDURES

Adopted August 19, 2016

POLICY STATEMENT

The Foreign Corrupt Practices Act of 1997, as amended (“FCPA”), is a U.S. criminal statute that prohibits improper payment to, or other improper transactions with, foreign government officials to influence performance of official duties. More specifically, the FCPA prohibits offering to pay, paying, promising to pay, or authorizing the payment, directly or indirectly through a third party, of money or “anything of value” to any “foreign official” in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

The Adviser is committed to complying with applicable provisions of the FCPA. Failure to comply with this Policy may lead to disciplinary action, including dismissal, demotion or reprimand and other serious consequences, including possible criminal penalties.

RISK ASSESSMENT

In order to develop, implement and maintain reasonable procedures to prevent violations of the FCPA, the Adviser shall assess and evaluate the circumstances that may increase the exposure of the Adviser and its Covered Persons (as defined below) to potential FCPA liability. In this regard, the Chief Compliance Officer will conduct an FCPA risk assessment. The risk assessment will consider the Adviser’s affiliates outside the U.S. (if any), government interactions and geographic risks. These procedures are intended to be designed and implemented, as appropriate, to address the risks identified through the risk assessment, and the effectiveness of this policy will be regularly tested or otherwise monitored, and revised as necessary.

SCOPE OF THE FCPA AND THIS POLICY

The FCPA applies to U.S. entities and persons and their officers, directors and employees, regardless of nationality. Non-U.S. persons are also subject to the FCPA to the extent they carry out any part of any prohibited activity in or from in the U.S.

Business and client-related investment activities of the Adviser that may raise issues under the FCPA include:

○	raising funds or capital or seeking investment management clients outside the U.S. (including from foreign government or state-owned investment entities or sovereign wealth funds);

○	acquisition of a significant or controlling interest in a non-U.S. company;

○	investment in an entity or joint venture owned or partially owned by a foreign government; and

○	use of consultants, agents, or other third parties in soliciting non-U.S. investors or clients or in seeking or making non-U.S. investments.

This Policy applies to the Adviser and to all of the Adviser’s Supervised Persons (collectively, “FCPA Covered Persons”). For purposes of this Policy, the term “Adviser” refers to the Adviser and all of its control affiliates and any subsidiaries.

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Definitions

Foreign Official means any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. The definition of Foreign Official should be interpreted broadly, and also includes:

○	officials in the executive, legislative or judicial branches of a foreign government whether at federal (national), state or local level;

○	employees and officers of state-owned, state-controlled, or state-operated enterprises;

○	employees and officers of foreign-government controlled funds, such as pension funds or sovereign-wealth funds;

○	political parties, political party officials and candidates for political office; and

○	employees of public international organizations (e.g., the World Bank, IMF and EU)

Payment of Anything of Value includes paying, offering to pay or promising to pay money or anything of value, including but not limited to cash, gifts, entertainment or travel-related expenses. Additional examples of the types of payments that may be considered payments of value that can violate the FCPA include:

○	in-kind contributions;

○	investment opportunities;

○	subcontracts;

○	positions in joint ventures;

○	favorable contracts;

○	consulting fees;

○	business opportunities;

○	political contributions; and

○	charitable donations and sponsorships.

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POLICIES AND PROCEDURES

Prohibition

FCPA Covered Persons are prohibited from making to a Foreign Official a Payment of Anything of Value with the intent to induce the recipient to misuse his or her official position, to obtain any improper advantage or to direct business wrongfully to the Adviser or any other person (a “Prohibited Payment”). FCPA Covered Persons are also prohibited from making any Prohibited Payment to a family member, charitable organization of choice, political campaign, political party or political organization of a Foreign Official.

Pre-Clearance

Each Covered Person will obtain written approval from the Compliance Office prior to:

•	entering into an arrangement on behalf of the Adviser or any of its clients with a Third Party Intermediary (as defined below) who will act as placement agent or otherwise assist in the solicitation of investors or clients outside the U.S.;

•	entering into a transaction on behalf of the Adviser or any of its clients for the acquisition of a significant or controlling interest in a non-U.S. company;

•	entering into a joint venture on behalf of the Advisor or any of its clients to be owned or to be partially owned by a foreign government or Foreign Official; and

•	giving any gift of covering the cost of entertainment of more than a de minimis value to a Foreign Official;

Any payment or transaction that receives pre-clearance will not be considered a Prohibited Payment for purposes of this Policy.

THIRD PARTY INTERMEDIARIES

From time to time the Adviser may enter into arrangements with third party intermediaries such as brokers, promoters, finders, agents (including placement agents), consultants, lobbyists, advisors, business partners or other intermediaries that provide the Adviser with assistance related to the procurement of foreign investors or assistance related to foreign investments to be made by the Adviser’s clients. Because of the risk that third parties may seek to secure business for the Adviser through violations of the FCPA or other applicable laws and subject the Adviser to liability, a third party intermediary should not be retained to provide services to the Adviser or any client of the Adviser unless:

•	due diligence has been conducted into the transaction or arrangement and the business reputation and integrity of the Third Party Intermediary (including an assessment of the business qualifications and reputation of the Third Party Intermediary, business rationale for why the payment is being made and why the Third Party Intermediary is included in the transaction, as well as whether the Third Party Intermediary has professional or personal ties to a foreign government);

•	the Third Party Intermediary is retained pursuant to a written agreement that is approved by the Compliance Officer; and

•	the agreement includes appropriate covenants, representations or provisions, including any or all of the following:

○	the Third Party Intermediary has reviewed and will comply with the FCPA and any local applicable laws related to anti-corruption;

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○	the Third Party Intermediary has adopted and implemented a policy designed to comply with the FCPA and all other applicable equivalent anti-corruption and/or bribery laws:

○	the Adviser has the ability to terminate the arrangement as a result of any breach of the FCPA or any other anti-corruption laws.

Due diligence1 of Third Party Intermediaries will be documented in writing and reasonably designed under the circumstances to identify the existence of warning signs or “red flags” which may warrant further investigation. Examples of red flags include:

•	The Third Party Intermediary is located in a country with a reputation for government corruption;

•	The Third Party Intermediary has the potential to interact with Foreign Officials;

•	The country in which the activity will take place or investment will be made has a reputation for corruption;

•	Requests by the Third Party Intermediary for unusual method or amount of payment;

•	The Third Party Intermediary’s commission or fee exceeds customary levels;

•	The qualifications of the Third Party Intermediary don’t appear to relate to the nature of the transaction contemplated;

•	A Foreign Official has indicated that the Third Party is required to complete the transaction;

•	The Third Party Intermediary objects to FCPA representations or other contractual safeguards; and

•	The Third Party Intermediary requires that his or her identity, or if the third party is a company, the identity of the company’s owners, principals or employees, not be disclosed or requires a lack of transparency in the transactions.

Red Flags will be reviewed by the Compliance Officer or other appropriate personnel as part of the due diligence process.

SEEKING GUIDANCE

Compliance with this Policy is mandatory and is the responsibility of each Covered Person. Accordingly, all FCPA Covered Persons are expected to familiarize themselves with the policies and procedures above and to seek advice from the Compliance Officer if any questions arise. Any suspected misconduct or payments should be reported immediately to the Compliance Officer.

ANTI-CORRUPTION TRAINING

As part of the Adviser’s compliance training, the CCO will provide FCPA training to Supervised Persons.

[1]	The Adviser should identify the person or persons within the firm (or identify outside resources) most appropriate to conduct the due diligence of Third Party Intermediaries.

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RECORD-KEEPING

The Adviser shall maintain records relating to this Policy, including:

○	results of the Risk Assessment

○	copies of all pre-clearance approvals of the Compliance Officer, records of violations of this Policy and actions taken as a result of those violations;

○	attendance of and material related to any training sessions

○	copies of written agreements with Third Party Intermediaries and any approval by the Compliance Officer;

○	description of any red flags identified through Due diligence along with any analysis of those red flags and ultimate determinations.

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